UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2016

Horsehead Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-33658	20-0447377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Steubenville Pike, Suite 405

Pittsburgh, Pennsylvania 15205

(Address of principal executive offices, including zip code)

724-774-1020

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2016, Horsehead Holding Corp. (the “Company”) announced the appointment of Ryan Hutchison, age 43, as Vice President, Controller and Chief Accounting Officer of the Company, effective as of September 1, 2016.

Mr. Hutchison joined the Company in May 2013. Prior to joining the Company, from October 2010 to May 2013, Mr. Hutchison served as the Corporate Controller for the Werner Company. From 2008 to 2010, Mr. Hutchison worked for Harsco Corporation as the Director of Financial Reporting and Analysis. Other prior experience includes positions at Bayer and PricewaterhouseCoopers.

On October 1, 2014, Horsehead Corporation, a wholly owned subsidiary of the Company, entered into a severance arrangement with Mr. Hutchison (the “Severance Agreement”). The Severance Agreement provides that if Mr. Hutchison’s employment is terminated for reasons other than cause or his voluntary resignation, Mr. Hutchison will be entitled to a minimum of six months of pay and benefits as severance, upon signing a release, although such obligations may be subject to adjustment as a result of the Company’s pending chapter 11 cases. A copy of the Severance Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Mr. Hutchison has not entered into any material plan, contract or arrangement in connection with his appointment as Vice President, Controller and Chief Accounting Officer. There are no arrangements or understandings between Mr. Hutchison and any other person pursuant to which he was selected to serve as an officer of the Company, nor is he a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

10.1	Severance Agreement, dated October 1, 2014, between Horsehead Corporation and Ryan Hutchison.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 12, 2016	HORSEHEAD HOLDING CORP.

	By:	/s/ James M. Hensler
	Name:	James M. Hensler
	Title:	President and Chief Executive Officer

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